CASTLE BRANDS ANNOUNCES FOURTH QUARTER AND FISCAL 2011 RESULTS
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Net Sales Increase 12% on Strong Case Sales Growth

NEW YORK— Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium beverage alcohol brands, today reported financial results for the three months and year ended March 31, 2011.

Operating Highlights for fiscal year ended March 31, 2011

•	Total case sales for fiscal 2011 increased 7% to 307,277 cases compared to 286,186 cases in the prior fiscal year

•	Rum case sales increased 14% on the momentum of Gosling’s Rum®, our largest selling brand

•	Liqueur sales increased 26% led by Brady’s® Irish Cream

•	Brand portfolio expanded to include Travis Hasse’s Original® Pie Liqueurs and A. de Fussigny ® Cognacs

“Strong case sales growth of Gosling’s Rum and Jefferson’s Bourbons in fiscal 2011, coupled with higher average revenues per case are a testament to the effectiveness of our strategy. We expect continued sales growth for our core brands, the addition of some exciting line extensions and improving financial performance in the current year,” stated John Glover, Chief Operating Officer of Castle Brands.

“When investors led by Dr. Phillip Frost, I.L.A.R. S.p.A., the owner of Pallini liqueurs, and Vector Group Ltd. invested in Castle Brands over two years ago, there were great opportunities as well as a number of challenges. Since then we have greatly reduced our losses, strengthened our balance sheet and positioned our brands for consistent growth. Today, our opportunities are greater and our challenges are far less daunting. This is truly an exciting time for Castle Brands as we believe our business has reached a key inflection point,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

In the fourth quarter of fiscal 2011, the Company had net sales of $8.9 million, a 39% increase from net sales of $6.4 million in the comparable prior-year period. Loss from operations decreased by 27% to $1.1 million in the fourth quarter of fiscal 2011, from $1.5 million for the prior-year period. The Company had a net loss attributable to common shareholders of $1.5 million, or $(0.01) per basic and diluted share, in the fourth quarter of fiscal 2011, compared to a net loss of $1.6 million, or $(0.01) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2011 improved to a loss of $0.7 million, compared to a loss of $1.0 million for the prior-year period.

Net sales for fiscal 2011 increased 12% to $32.0 million, from net sales of $28.5 million in fiscal 2010. Loss from operations was $5.4 million in fiscal 2011, a decrease from $5.8 million for fiscal 2010. The Company had a net loss attributable to common shareholders of $6.3 million, or $(0.06) per basic and diluted share, in fiscal 2011, compared to a net loss of $2.9 million, or $(0.03) per basic and diluted share, in fiscal 2010. Results for fiscal 2011 included a non-cash $0.3 million foreign exchange loss. Fiscal 2010 results included a non-cash $2.1 million foreign exchange gain, a $0.4 million gain from the sale of the Sam Houston bourbon brand and a $0.3 million gain on the exchange of a note payable.

EBITDA, as adjusted, for fiscal 2011 improved to a loss of $4.0 million, compared to a loss of $5.0 million for fiscal 2010. Fiscal 2011 EBITDA, as adjusted, includes a $0.7 million loss associated with our new fine wine division.

“We believe Castle Brands is on a clear path to profitability. In fiscal 2011, we significantly reduced our adjusted EBITDA loss. We also expect the efforts made to manage future costs will be fully recognized in the 2012 fiscal year, which should result in annual savings of approximately $1.0 million. In addition, our recently completed private placement financing gives us the working capital necessary to support the continued growth of our leading brands,” concluded Mr. Glover.

Non-GAAP Financial Measures
EBITDA, as adjusted

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, non-cash compensation expense and severance charges is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as severance expense, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
Todd Fromer / Garth Russell
KCSA Strategic Communications
(212) 896-1215 / (212) 896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

(Financial Tables Below)

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three months ended March 31,
	(unaudited)			Years ended March 31,
	2011	2010	2011	2010
Sales, net*	$8,948,453	$6,423,521	$31,997,276	$28,475,842
Cost of sales*	5,816,581	3,987,695	20,890,019	18,797,602
Reversal of provision for obsolete inventory	(14,610)	(67,669)	(39,199)	(657,599)

Gross profit	3,146,482	2,503,495	11,146,456	10,335,839

Selling expense	2,793,306	2,219,031	10,756,673	9,582,099
General and administrative expense	1,241,373	1,560,481	4,897,210	5,618,437
Depreciation and amortization	224,706	237,440	919,751	924,946

Loss from operations	(1,112,903)	(1,513,457)	(5,427,178)	(5,789,643)

Other income	622	346	1,579	491
Other expense	—	(1,936)	(300)	(49,993)
Loss from equity investment in non-consolidated affiliate	(20,041)	—	(2,827)	—
Foreign exchange (loss) gain	(135,761)	(86,719)	(308,585)	2,126,214
Interest (expense) income, net	(160,538)	(6,118)	(405,384)	22,147
Gain on sale of intangible asset	—	—	—	405,900
Gain on exchange of note payable	—	—	—	270,275
Income tax benefit	37,038	37,038	148,152	148,152

Net loss	(1,391,583)	(1,570,846)	(5,994,543)	(2,866,457)
Net income attributable to noncontrolling interests	(71,608)	(33,124)	(312,739)	(5,197)

Net loss attributable to common shareholders	$(1,463,191)	$(1,603,970)	$(6,307,282)	$(2,871,654)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)	$(0.06)	$(0.03)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	107,202,145	107,955,207	107,426,871	104,691,880

*Sales, net and Cost of sales include excise taxes of $1,390,658 and $1,170,890 for the three-months ended March 31, 2011 and 2010, respectively, and $4,913,168 and $5,022,230 for the years ended March 31, 2011 and 2010, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted

	Three Months ended March 31,		Years ended March 31,
	2011	2010	2011	2010
Net loss attributable to common shareholders	$(1,463,191)	$(1,603,970)	$(6,307,282)	$(2,871,654)

Adjustments:
Interest (expense) income, net	160,538	6,118	405,384	(22,147)
Income tax benefit	(37,038)	(37,038)	(148,152)	(148,152)
Depreciation and amortization	224,706	237,440	919,751	924,946

EBITDA (loss)	(1,114,985)	(1,397,450)	(5,130,299)	(2,117,007)

Allowance for doubtful accounts	21,102	269,967	(2,063)	316,365
Allowance for obsolete inventory	(14,610)	(67,669)	(39,199)	(657,599)
Stock-based compensation expense	37,167	35,026	169,741	160,347
Severance expense	121,106	—	330,779	—
Other income	(622)	(346)	(1,579)	(491)
Other expense	—	1,936	300	49,993
Loss from equity investment in non-consolidated affiliate	135,761	86,719	2,827	—
Foreign exchange (loss) gain	—	—	308,585	(2,126,214)
Gain on sale of intangible asset	—	—	—	(405,900)
Gain on exchange of note payable	20,041	—	—	(270,275)
Net income attributable to noncontrolling interests	71,608	33,124	312,739	5,197

EBITDA, as adjusted	(723,432)	(1,038,693)	(4,048,169)	(5,045,584)

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